Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Colony Starwood Homes Equity Plan and the Colony Starwood Homes 2017 Employee Share Purchase Plan of our reports dated February 28, 2017 with respect to the consolidated financial statements and schedule of Colony Starwood Homes (the “Company”), and the effectiveness of internal control over financial reporting of the Company included in the Company’s Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

June 16, 2017